                                                                  EXHIBIT 99.2

                     AMENDMENT TO TERMINATION AGREEMENT
                     ----------------------------------

Agreement, dated as of March 30, 1994, by and between McKesson Corporation, a Delaware corporation (the "Company"), and ___________ (the "Executive").

          WHEREAS, the Company and the Executive have entered into an Amended Termination Agreement dated as of February 1, 1994 (the "Termination Agreement"); and

          WHEREAS, the Company and the Executive wish to amend the Termination Agreement in certain respects:

          NOW, THEREFORE, for good and valid consideration, the receipt of which is hereby acknowledged, the Termination Agreement is hereby amended, effective as of March 30, 1994, by adding the following flush language at the end of Section 3 thereof:

     "Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgement of the Compensation Committee of the Board, the holders of the Company's Common Stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions."

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the 30th day of March, 1994.

                                       MCKESSON CORPORATION

                                       By: ____________________________


                                       ________________________________
                                              THE EXECUTIVE